Exhibit 99.1

Reebok International Ltd.

Key Employee Retention Plan

August 2, 2005

I.                                         Plan Objectives:

Reebok International Ltd. (“Reebok” or the “Company”) is currently contemplating an agreement that would result in a change in control of the Company (together with any alternative transaction that results in the change in control of the Company, the “Transaction”). The Company recognizes that the Transaction is unsettling to a number of Key Employees of the Company and wishes to make arrangements at this time to help assure their continuing dedication to the duties of the Company. The Company has adopted this Key Employee Retention (the “Plan”) in order to facilitate the retention of Key Employees for a period from the date hereof (the “Effective Date”) through at least twelve (12) months after the closing of the Transaction (the “Closing Date”).  Notwithstanding anything in this Plan to the contrary, if for any reason the Transaction is not consummated by the Termination Date (as such term is defined in the merger, stock purchase or similar agreement entered into between the parties to the Transaction), this Plan will terminate automatically and be of no further force or effect.

II.                                     Plan Parameters:

Eligibility:

Eligibility is determined by the CEO of the Company and is based on his assessment of the business need and potential risk. Schedule A lists the names of those key employees currently nominated and approved to participate in the Plan (each a “Participant” and together the “Participants”). The CEO may include other key employees in the Plan at any time with the prior written consent of adidas-Salomon AG (which shall not be unreasonably withheld).

Plan Period:	The Effective Date through the date that is six (6) months after the Closing Date.

Bonus Award Potential:

50% of the Participant’s annual base salary determined as of the Effective Date (but increased and not decreased for changes in base salary after such date and on or before the Scheduled Payment Date), or such greater percentage as set forth on Schedule A.

Scheduled Payment Date:	The date that is twelve (12) months after the Closing Date.

III.                                 Bonus Award Payment:

Payment of the retention bonus award will be made to the Participants who are actively employed (and not on a leave of absence with guaranteed reinstatement under federal and state law) on the Closing Date and on Scheduled Payment Date.  Except as otherwise set forth herein, a Participant whose employment with the Company terminates for any reason prior to the Closing Date shall not be eligible to receive any payments pursuant to this Plan.

Participants who are terminated by the Company other than for “Cause” (as defined below) and Participants who terminate their employment with the Company for “Good Reason” (as defined below) shall be paid the bonus award on, or as soon as reasonably practicable after, the Scheduled Payment Date.  Participants who, prior to the Scheduled Payment Date, either (a) voluntarily terminate employment other than for Good Reason or (b) are terminated for Cause will not be eligible to receive a payment of a bonus award pursuant to this Plan.    For purposes of the Plan:  (a) ”Cause” shall mean (i) during the period commencing on the Effective Date and ending on the Closing Date, willful misconduct in the performance of his or her duties and responsibilities to the Company that results in material financial harm to the Company; or (ii) conviction (or pleading no lo contendre) of the Participant for a felony or a crime involving moral turpitude; and (b) ”Good Reason” shall mean (w) Participant ceases to hold the position, with the title, with Reebok that Participant held immediately prior to the Closing Date or, if such position ceases to be held, another executive position for which the Participant is reasonably suited by training, education and experience; (x) Participant’s responsibilities or authority are downgraded following the Closing Date, except to the extent that such downgrade results from the Company becoming the subsidiary of another entity; (y) reduction of Participant’s compensation and benefits (excluding equity-related compensation) in effect at the Closing Date; or (z) relocation of Participant’s principal place of business more than 35 miles from its location immediately prior to the closing of the Transaction other than to Company’s Canton, Massachusetts headquarters, provided that in the case of (w) or (x), the failure has continued for more than ten business days after notice from the Participant specifying in reasonable detail the nature of the failure.

IV.                                Administration:

Individual awards are subject to appropriate deductions for taxes (e.g. federal, state, local and FICA).  The Company will make the determination of actual bonus payments and such determination will be final and binding on all Participants.  The Company reserves the right to terminate the employment of any Participant at any time and for any reason notwithstanding the existence of this Plan.  This Plan may not be amended after the Effective Date with respect to any or all Participants, except with the express written consent of such Participant(s).  This Plan will be binding upon the Company’s successors and assigns.

Participants will acknowledge acceptance of the Plan, by executing in counterpart the acknowledgement set forth in Schedule B